Exhibit 4.1

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) is made as of the 21st day of June, 2013 by and between SCIO Diamond Technology Corporation, a Nevada corporation (“Borrower”), and PLATINUM CAPITAL PARTNERS, LP, a Minnesota limited partnership (“Lender”).

RECITALS

A.                                    The Borrower has requested from the Lender an extension of credit in the form of a revolving cash advances (“Line” or “Loan”), the proceeds of which are to be used for general working capital purposes.

B.                                    The Lender is willing to agree to provide the Loan to the Borrower on the terms and conditions hereinafter contained;

                                                NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.              Documents Delivered by Borrower.  To induce the Lender to commit to make the requested Loan, the Borrower shall, on the date hereof, deliver to Lender the following, all of which shall be in form and substance acceptable to the Lender:

1.1                               Promissory Note.  The Borrower’s Promissory Note of even date herewith, in the amount of $1,000,000.00, payable to the Lender;

1.2                               Security Agreement.  A Security Agreement in favor of the Lender covering and guarantying Lender a first priority security interest in the personal property described therein (“Personal Property”);

1.3                               Financing Statement.  UCC-1 Financing Statement executed by Borrower for filing in such offices as the Lender may deem necessary or desirable relating to the Security Agreement Line.

1.4                               Borrower’s Certificate of Incumbency and Resolutions.  A Certificate of Incumbency and Resolutions executed by the Borrower and relating to Borrower’s organizational documents and resolutions authorizing the Loan.

1.5                               Insurance Certificate.  Certificates of insurance evidencing a policy or policies of insurance covering the Borrower’s operations and the Personal Property as required by Section 4.2 of this Agreement, such policy to insure against all risks and name the Lender as loss payee on all property policies and as an additional insured as to all liability policies.

1.6                               Financial Statements.  Current financial statements of Borrower in a form and prepared in a manner acceptable to the Lender.

1.7                               Searches.  Complete UCC and state and federal tax lien searches from such offices as the Lender may request which confirm that there are no interests which would be prior to the Lender’s interest.

1.8                               Releases.  A release/amendment document pursuant to which any security interest in the Personal Property other than the interest of Lender shall be released.

2.              Commitment of Lender.

2.1                               Advancing Loan.  So long as there exists no Event of Default hereunder and no event has occurred which would be an Event of Default with the giving of notice or lapse of time or both, and subject to all other terms and conditions hereof, the Lender shall lend to the Borrower and Borrower may borrow from the Lender against the Line for the account of Borrower.  The advances in aggregate shall not exceed $1,000,000.00 for the Promissory Note. The Borrower and Lender acknowledge and agree that the Promissory Note shall be a revolving loan, and that any payments by Borrower applied to the principal balance of the Promissory Note may be re-drawn by Borrower upon 3 days written notice, at any time prior to the Maturity Date.

2.2                               Fees.

(a)                                                                                 Late Fees.  Borrower agrees to pay a late payment service charge in an amount equal to three percent (3.0%) of any installment of principal or interest (excluding the final balloon payment) not received by the Lender within ten (10) days after the date due.

(b)                                                                                 ACCOMMODATION FEE:

An Accommodation fee equal to up to 10% of the commitment amount is earned and is due and payable as follows:

2.5% is earned at the date the loan is closed—payable at the Maturity Date or upon full repayment of the loan if that occurs prior to stated maturity.

2.5% is earned 90 days after the date the loan is closed—payable at the Maturity Date or upon full repayment of the loan if that occurs prior to stated maturity—provided that the loan facility is still a committed facility at the date of measurement (which is 90 days after the date the loan is closed).

5% is earned at 12/31/2013—payable at the Maturity Date or upon full repayment of the loan if that occurs prior to stated maturity—provided that the loan facility is still a committed facility at 12/31/2013.

2.3                               Interest and Payments.

(a)                                 Interest accrued on the Line Note shall be payable monthly on or before the last calendar day of each month and on the same day of each month thereafter, and shall automatically be deducted from an account held by Borrower with the Bank.  Borrower shall ensure sufficient funds are in such account in order to allow the Lender to deduct the payments when due.

(b)                                 Interest will accrue on the Line Note as stated therein.

2.4                               Maturity.  All unpaid principal of the Promissory Note, all interest accrued thereon, and all fees and costs, shall be due and payable on June 20, 2014.

2.5                               Computations.  Interest on the Term Note and any other compensation payable to Lender thereunder shall be computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.

2.6                               Prepayments.  No prepayment premium shall be applicable to any payment of principal pursuant to the Line Note.

3.              Representations and Warranties.  The Borrower represents and warrants that:

3.1                               Organization, Qualification and Authorization.  Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; has the power and authority to own its property and to carry on its business as now being conducted; and is duly qualified and licensed to do business, and is in good standing, in every jurisdiction in which the nature of the business in which it is engaged makes such qualification or licensing necessary.

3.2                               Validity of Obligations.  Borrower has full power, right and authority to execute and deliver this Agreement, the Term Note and all other documents and agreements required to be delivered by Borrower hereunder, as applicable, (“Loan Documents”), to obtain the credit herein provided for, and to perform and observe each and all of the matters and things provided for in the Loan Documents.  The execution and delivery of the Loan Documents and the performance or observance of the terms thereof have been duly authorized by all necessary corporate and shareholder action and do not contravene or violate any provision of law or any provision of Borrower’s organizational documents or any covenant, indenture or agreement of or binding upon Borrower, nor require the consent or approval of any governmental entity or agency.

3.3                               Title to Assets.  The Borrower has good and marketable title to all of its property and assets reflected in its most recent balance sheet delivered to the Lender, subject to the encumbrances as therein detailed.

3.4                               Litigation.  No actions, suits or proceedings are pending or, to Borrower’s knowledge, threatened, against or affecting it before any court, governmental or administrative body or agency which might result in any material adverse change in the operations, business property, assets or condition (financial or otherwise) of Borrower, or which would question the validity of this Agreement or of any action taken or to be taken by Borrower pursuant to or in connection with this Agreement.

3.5                               No Events of Default.  No Event of Default as hereinafter defined has occurred and is continuing as of the date hereof and no event has occurred and is continuing which would be an Event of Default hereunder were it not for any grace period specified herein or which would become an Event of Default if notice thereof were given to Borrower.

3.6                               Financial Condition.  The financial statements of the Borrower heretofore furnished to the Lender, if any, are complete and correct in all material aspects and fairly present the respective financial condition of the Borrower at the date of such statements, and have been prepared in accordance with generally accepted accounting principles, consistently applied.  Since the most recent set of financial statements delivered by the Borrower to the Lender, if any, there have been no material adverse changes in the financial condition of the Borrower.

3.7                               Licenses.  The Borrower possesses adequate licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted.

3.8                               Taxes.  The Borrower has filed all tax returns required to be filed and either paid all taxes shown thereon to be due, including interest and penalties, which are not being contested in good faith and by appropriate proceedings, or provided adequate reserves for payment thereof, and the Borrower has no information or knowledge of any objections to or claims for additional taxes in respect of federal income or excise profit tax returns for prior years.

4.                                      Affirmative Covenants.  The Borrower covenants and agrees with Lender that so long as any amount remains unpaid on the Term Note, Borrower will:

4.1                               Maintain Assets.  Maintain and keep its assets, properties and equipment in good repair, working order and condition and from time to time make or cause to be made all needed renewals, replacements and repairs so that at all times Borrower’s business can be operated efficiently.

4.2                               Insurance.  Insure and keep insured all of its property of an insurable value under all risk policies in an amount reasonably acceptable to the Lender and carry such other property insurance as is usually carried by persons engaged in the same or similar business (and as required by the Term Security Agreement) all such insurance to name the Lender as loss payee and additional insured with a standard mortgagee clause, and from time to time furnish to Lender upon request appropriate evidence of the carrying of such insurance.

4.3                               Financial Information.  Furnish to the Lender:

(a)                                 Within 15 (fifteen) days after the end of each month and within 90 days after the end of each of Borrower’s fiscal years a set of, respectively, interim and annual financial statements, including a balance sheet, statement of cash flow, profit and loss statement and related statements, prepared by Borrower and, compiled for annual statement only, by a public accounting firm reasonably acceptable to Lender, in accordance with generally accepted accounting principles;

 (c)                               As soon as available and in any event within thirty (30) days after such returns are filed (and no later than December 15th of any year) a copy of the federal and state income tax return of the Borrower (including all schedules and exhibits) or amendments thereto filed for the immediately preceding year;

(d)                                 Within 15 (fifteen) days after the end of each month, an accounts receivable aging report inform and substance reasonably acceptable to Lender;

(e)                                  Within 15 (fifteen) days after the end of each month, a listing of inventory in sufficient detail as to determine composition and value.

(f)                                   Such other information as the Lender may reasonably request from time to time.

4.4                               Access to Records.  Permit any person designated by Lender, at Lender’s expense upon reasonable prior notice, to visit and inspect any of its properties, corporate books and financial records and to discuss its affairs, finances and accounts with the principal officers of Borrower, all at such reasonable times and as often as Lender may reasonably request, and unfettered electronic access to all deposit accounts maintained by Borrower with Bank and/or any other deposit institutions.

4.5                               Taxes, Assessments and Charges.  Promptly pay over to the appropriate authorities all sums for taxes deducted and withheld from wages as well as the employer’s contributions and other governmental charges imposed upon or asserted against Borrower’s income, profits, properties and rental charges or otherwise which are or might become a lien charged upon Borrower’s properties, unless the same are being contested in good faith by appropriate proceedings and adequate reserves shall have been established on Borrower’s books with respect thereto.

4.6                               Notification of Changes.  Promptly notify the Lender of:

(a)                                 Any litigation actually known to Borrower which might materially and adversely affect Borrower or any of its respective properties;

(b)                                 The occurrence of any Event of Default under this Agreement or any event of which Borrower has knowledge and which, with the passage of time or giving of notice or both, would constitute an Event of Default under this Agreement.

(c)                                  Any material adverse change in the operations, business, properties, assets or conditions, financial or otherwise, of the Borrower.

4.7                               Corporate Existence.  Maintain its corporate existence in compliance with all applicable statutes, laws, rules and regulations.

4.8                               Books and Records.  Keep true and accurate books, records and accounts in accordance with sound accounting and bookkeeping practices.

4.9                               Reimbursement of Expenses.  Promptly reimburse Lender for any and all reasonable out-of-pocket expenses, and all fees and disbursements, including attorneys’ fees (legal deposit of $10,000 required at closing) incurred in connection with the preparation and performance of this Agreement and the instruments and documents related thereto, and all expenses relating to the administration and collection of the Loan to be made hereunder, including reasonable attorneys’ fees.

4.10                        MONTHLY COLLATERAL MONITORING FEE:

$2,000 PER MONTH FOR THE FIRST SIX MONTHS AND $1,000 PER MONTH FOR THE LAST SIX MONTHS OF THE TERM.  THIS FEE IS PAYABLE MONTHLY IN ADVANCE, DUE ON THE FIRST OF EACH MONTH.

5.                                      Negative Covenants.  The Borrower hereby covenants and agrees with the Lender that so long as any amount shall remain unpaid on the Term Note, Borrower will not:

5.1                               Merge, Consolidate or Sell.  Merge or consolidate with or into another entity, or lease or sell all or substantially all of its property and business to any other entity or entities without the express consent of the Lender, which consent may be withheld or granted in Lender’s sole and absolute discretion.

5.2                               Default on Other Obligations.  Default upon or fail to pay, beyond any applicable periods of grace, any of its other debts or obligations as the same mature, unless the same are being contested in good faith by appropriate proceedings and adequate reserves shall have been established on Borrower’s books with respect thereto.

5.3                               Limitation on Liens and Encumbrances.  Except for the interests of Lender, the Borrower will not at any time create, assume, incur or permit to exist, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind in respect of the Personal Property (except such purchase money security interests granted by Borrower prior hereto as disclosed to and approved by Lender prior hereto), or any other assets, income or revenues of any character, whether heretofore or hereafter acquired by it.

5.4                               Limitation on Distributions.   The Borrower may not make any distributions of cash or property of any kind whatsoever to its Shareholders without the prior written consent of the Lender which shall also include salaries, bonuses or other compensation payable to any manager or key employee of the Borrower in amounts in excess of those set forth in Budgets provided to Lender.

5.5                               Negative Pledge.   The Borrower shall not, without Lender’s prior written consent, which consent may be withheld or granted in Lender’s sole and absolute discretion, sell (except inventory in the ordinary course of business), purchase and/or lease any real or personal property, or other assets or equipment.

6.              Defaults.

6.1                               Event of Default.  Any one or more of the following events shall constitute an Event of Default:

(a)                                 Payment.  Borrower shall fail to pay when due, any payments due under the Promissory Note; or

(b)                                 Other Covenants or Agreements Herein.  Borrower shall default in the due performance or observance of any term, covenant or agreement contained in this Agreement or any of the other Loan Documents (other than payments under the Promissory Note) and such default shall continue for a period of thirty (30) days after written notice thereof shall have been given by Lender to Borrower, or, if such default does not consist of the non-payment of money and cannot reasonably be cured within thirty (30) days, for such longer period of time not exceeding ninety (90) days as may be necessary to cure such default with the exercise of due diligence so long as Borrower is diligently proceeding to cure such default; or

(c)                                  Insolvency.  Borrower shall (i) become insolvent, (ii) suspend business, (iii) make a general assignment for the benefit of its creditors, (iv) admit in writing its or his inability to pay its or his debts generally as they mature, (v) file a petition in bankruptcy or a petition or answer seeking a reorganization, arrangement with creditors or other similar relief under the Federal bankruptcy laws or under any other applicable law of the United States of America or any State thereof, (vi) consent to the appointment of a trustee or receiver for Borrower or for a substantial part of its property, (vii) be adjudicated a bankrupt or fail to cause an involuntary petition in bankruptcy to be dismissed within sixty (60) days after the filing thereof, (viii) take any action for the purpose of effecting or consenting to any of the foregoing, or (ix) have an order, judgment or decree entered appointing a trustee, conservator or receiver for Borrower or for a substantial part of its property, or approving a petition filed against Borrower seeking a reorganization, arrangement with creditors or other similar relief under the Federal bankruptcy laws or under any other applicable law of the United States of America or any State hereof, which order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of entry; or

(d)                                 Representations and Warranties.  If any material representation or warranty contained in this Agreement or any of the other Loan Documents or any letter or certificate furnished or to be furnished to the Lender by the Borrower pursuant to this Agreement proves to be false in any material respect as of the date executed or delivered to Lender; or

(e)                                  Judgments.  Judgments against Borrower for the payment of money totaling in excess of $5,000.00 shall be outstanding for a period of thirty (30) days without a stay of execution; or

(f)                                   Net Worth Stop.    Borrower shall maintain a Book Net Worth of at least $7,500,000.00 at all times.

(g)                                  Material Adverse Change.  Any material adverse change shall occur in the condition (financial or otherwise) of the Borrower which, in the reasonable opinion of the Lender, materially increases its risk with respect to the Promissory Note; or

6.2                               Lender’s Right on Default.  Upon the occurrence of an Event of Default, Lender may, at its option and without notice:  (a) accelerate amounts outstanding on the Promissory Note and demand immediate payment in full without presentment or other demand, protest, notice of dishonor or any other notice of any kind, all of which are expressly waived; (b) foreclose its lien on the Personal Property pursuant to the Security Agreement, as applicable, or take such other actions available under the terms of this Agreement and the other Loan Documents; and (c) take such other actions as may otherwise be available in equity or at law.  All remedies of the Lender shall be cumulative.

7.              Miscellaneous.

7.1                               Binding Effect.  The parties hereto agree that this Agreement shall be binding upon and inure to the benefit of their respective successors in interest and assigns including any holder of the Promissory Note, provided, however, that Borrower may not assign or transfer its interest hereunder without the prior written consent of the Lender.

7.2                               Governing Law.  This Agreement and the rights and obligations of the parties hereunder and under the Promissory Note and any other Loan Documents, shall be construed in accordance with and governed by the laws of the State of Minnesota.  Borrower hereby consents to the jurisdiction of the courts of the State of Minnesota for any actions brought hereon or on the Promissory Note.

7.3                               Notices.  Any notices required or contemplated hereunder shall be effective upon the placing thereof in the United States mails, certified mail and with return receipt requested, postage prepaid, and addressed as follows:

If to Borrower:	SCIO DIAMOND TECHNOLOGY CORPORATION
411 University Ridge, Suite D
Greenville, SC 29601
Attn: Jonathan Pfohl

If to Lender:	PLATINUM CAPITAL PARTNERS, LP
9855 West 78th Street
Eden Prairie, MN 55344
Attn: Jeffrey Reed

7.4                               No Waivers.  No failure or delay on the part of Lender in exercising any right, power or privilege hereunder and no course of dealing between Borrower and Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

7.5                               Headings.  The headings of various sections of this Agreement have been inserted for reference only and shall not be deemed to be a part of this Agreement.

7.6                               Amendment and Waiver.  Neither this Agreement nor any provision hereof may be modified, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

EXECUTED IN Minneapolis, Minnesota, as of the year and day first above written.

BORROWER:
SCIO DIAMOND TECHNOLOGY CORPORATION
a Nevada corporation

By:
Michael McMahon
Its:	Chief Executive Officer

LENDER:
PLATINUM CAPITAL PARTNERS, LP

By:

Its: